UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2005

PETCO Animal Supplies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23574	20-2148979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9125 Rehco Road, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 453-7845

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth under Item 2.03 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 13, 2005, the Company and PETCO Animal Supplies Stores, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“PETCO Stores” or the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders, Bank of America, N.A., as syndication agent, and U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents, pursuant to which the lenders made a $200 million senior secured revolving credit facility (the “Revolving Credit Facility”) available to the Borrower. The Borrower has the option to increase the amount of the Revolving Credit Facility, subject to the satisfaction of certain conditions, by an additional $125 million though April 30, 2007. After April 30, 2007, the amount by which the Revolving Credit Facility may be increased is reduced to $50 million.

Borrowings under the Revolving Credit Facility are secured by substantially all of the personal property assets of the Borrower, the Company and the other domestic subsidiaries of the Company, and bear interest at the Borrower’s option, at the agent bank’s base rate plus a margin of up to 0.75%, or LIBOR plus a margin of up to 1.875%, in each case based on the Borrower’s leverage ratio at the time. In addition, the Company has pledged all of the capital stock of the Borrower, and the Borrower has pledged all of the capital stock or other equity interests of its domestic subsidiaries, to secure the Borrower’s obligations under the Revolving Credit Facility. The Revolving Credit Facility expires on January 31, 2010, although the Borrower has the option to extend the expiration of the Revolving Credit Facility for an additional one year period, subject to the satisfaction of certain conditions. The Credit Agreement contains certain affirmative and negative covenants related to, among other things, indebtedness, capital expenditures, fixed charges coverage and total leverage. In addition, the Revolving Credit Facility is required to be repaid and/or the revolving commitments of the lenders are required to be reduced by an amount equal to 100% of the net cash proceeds of certain asset dispositions in excess of $20 million that are not reinvested in the business within a specified time frame. The Revolving Credit Facility specifies a number of events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other agreements or instruments of indebtedness and noncompliance with covenants. Upon the occurrence of an event of default, the lenders may terminate the facility and declare all amounts outstanding to be immediately due and payable.

Also on January 13, 2005, the Borrower’s prior senior credit facility was terminated as a result of the payment in full of all amounts due and payable under the prior senior credit facility and the performance of all other obligations of the parties to such prior senior credit facility. Wells Fargo Bank, National Association, was also a party to this prior senior credit facility as the administrative agent. The Borrower drew down $65 million under the new Revolving Credit Facility to repay borrowings outstanding under the prior senior credit facility. Additionally, approximately $25 million of the letter of credit subfacility to the Revolving Credit Facility was utilized to replace letters of credit outstanding under the prior senior credit facility.

The events and transactions described above under this Item 2.03 are also responsive to Item 1.01 (Entry into a Material Definitive Agreement), in that the Credit Agreement referenced as Exhibit 10.1 below was entered into in connection with the events and transactions described above.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of January 13, 2005, by and among the Company, PETCO Animal Supplies Stores, Inc., the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders, Bank of America, N.A., as syndication agent, and U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents.

10.2	Form of Revolving Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2005	PETCO ANIMAL SUPPLIES, INC.

	By:	/s/ RODNEY CARTER
	Name:	Rodney Carter
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of January 13, 2005, by and among the Company, PETCO Animal Supplies Stores, Inc., the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as sole lead arranger, book runner and administrative agent for the lenders, Bank of America, N.A., as syndication agent, and U.S. Bank National Association and Union Bank of California, N.A., as co-documentation agents.

10.2	Form of Revolving Note.